Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8

(Form Type)

MEDIGUS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Medigus Ltd. 2013 Share Option and Incentive Plan	Equity	Ordinary Shares, (3)	457(c) and 457(h)	6,000,000	(4)	$0.27	$1,620,000	$0.00011020	$179
	Total Offering Amounts						$1,620,000		$179
	Total Fee Offsets								N/A
	Net Fee Due								$179

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Ordinary Shares, which become issuable under the 2013 Share Option and Incentive Plan of Medigus Ltd. (the “Company” or the “Registrant”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Company.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for the ADSs (each representing 15 ordinary shares, no par value of the Registrant (“Ordinary Shares”)) on the Nasdaq Capital Market on August 24, 2023.

(3)	These shares may be represented by American Depositary Shares (“ADSs”), each of which currently represents fifteen (15) Ordinary Shares of the Registrant. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-203937).

(4)	Represents Ordinary Shares reserved for issuance under the Registrant’s 2013 Share Option and Incentive Plan.